Exhibit 99.1

As described in its Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2019, the Company has updated operating results for all periods covered in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the Securities and Exchange Commission on February 28, 2019), in order to give effect to the change in reportable segments. The Management's Discussion and Analysis that follows recasts the information included in the 2018 Form 10-K in order to reflect the change in reportable segments and should be read in conjunction with the updated financial statements included as an exhibit to the Current Report on Form 8-K filed on August 6, 2019.

PART II

Item 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (MD&A)

BUSINESS OVERVIEW

NCR is a leading software- and services-led enterprise provider in the financial, retail, hospitality and telecommunications and technology industries, with business in 180 countries. NCR offers a range of solutions that help businesses of all sizes compete in an ever-evolving landscape of physical and digital consumers by providing software, advisory and consulting services, hardware, support and managed services that run businesses end to end. Our portfolio includes, but is not limited to, digital first offerings for banking, restaurants and retailers as well as payments, multi-vendor connected device services, automated teller machines (ATMs), point of sale (POS) terminals and self-service technologies. We also resell third-party networking products and provide related service offerings in the telecommunications and technology sectors. Our solutions create value for our customers by increasing productivity and allowing them to address consumer demand for convenience, value and individual service across different commerce channels using a digital first approach.

We have the following operating segments: Banking, Retail, Hospitality and Other. Each of our operating segments derives its revenue in each of the sales theaters in which NCR operates. As of January 1, 2019, NCR began management of its business on an industry basis, changing from the previous model of management on a solution basis. This change to our segment reporting for fiscal year 2019 and future periods is further described in Note 1, "Description of Business and Significant Accounting Policies" of the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report.

NCR provides specific solutions for customers of varying sizes in the industries we serve. NCR's solutions are built on a foundation of long-established industry knowledge and expertise.

NCR’s reputation is founded upon over 134 years of providing quality products, services and solutions to our customers. At the heart of our customer and other business relationships is a commitment to acting responsibly, ethically and with the highest level of integrity. This commitment is reflected in NCR’s Code of Conduct, which is available on the Corporate Governance page of our website.

2018 OVERVIEW

As more fully discussed in later sections of this MD&A, the following were significant themes and events for 2018:

•	Revenue was $6.4 billion, which decreased 2% from the prior year, driven by lower Retail and Hospitality revenue;

•	Banking revenue remained consistent with prior year revenues;

•	Retail revenue decreased 3% and operating margin rate decreased 390 basis points from the prior year;

•	Hospitality revenue decreased 7% and operating margin rate declined 550 basis points from the prior year;

•	Recurring revenue, which includes cloud, software maintenance and hardware maintenance, increased 3% from the prior year and comprised 46% of total revenue;

•	Cash flows from operations and free cash flow were $572 million and $223 million, respectively, in 2018;

•	Completed the acquisition of JetPay Corporation to expand our offerings to include end-to-end payment processing; and

•	We repurchased approximately 6.1 million shares of our common stock for $210 million during the twelve months ended December 31, 2018.

OVERVIEW OF STRATEGIC INITIATIVES AND TRENDS

The rise of digital first commerce, mobile engagement and globalization have dramatically altered the relationship between business and consumer. Increasingly, mega-trends such as big data, the Internet of things and the cloud are driving the next generation of changes in consumer behavior. Consumers now expect businesses to provide a rich, integrated and personalized experience across all commerce channels, including online, mobile and in-store. NCR is at the forefront of this commerce shift, assisting businesses of every size in their digital first channel transformation journeys. Our mission is to be the leading software- and services-led enterprise provider in the financial, retail, hospitality and telecommunications and technology industries, with solutions designed to allow businesses in the industries we serve to deliver a rich, integrated and personalized experience to consumers across digital and physical commerce channels, enabling our customers to move their business forward in a digital first environment. To fulfill this mission, we have developed a long-term growth strategy built on taking better care of our customers, improving execution of new product introductions, accelerating revenue growth and executing spend optimization programs. We believe that our mission and long-term strategy position NCR to continue to drive growth, sustainable revenue, profit and cash flow, and to improve value for all of our stakeholders.

To deliver on our mission and strategy, we are focused on the following main initiatives in 2019:

•	Customer Care - Improve the customer experience and execution of new product introductions;

•
Stockholder Value - Accelerate profitable top-line revenue growth by investing in and shifting our revenue mix to recurring software and services revenue streams we identify as strategic growth platforms, while improving the Company’s cost structure;

•
Strategic Growth Platforms and Targeted Acquisitions - Increase capital expenditures in strategic growth platforms and target acquisitions to gain solutions that drive the highest growth and return on investment;

•	Talent and Employee Care - Develop, reward and retain talent with competitive recruiting, training and effective incentive-based compensation programs; and

•
Sales Enablement - Provide our sales force with top-performing and secure products packaged to target our desired revenue mix and drive customer delight and stockholder value, as well as invest in appropriate training programs to enable success.

Potentially significant risks to the execution of our initiatives and achievement of our strategy include the strength of demand for the products we offer or will offer in the future consistent with our strategy and its effect on our businesses; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial, retail and hospitality industries, modified or new global or regional trade agreements, the determination by the United Kingdom to exit the European Union and the execution of the same; uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; our ability to transform our business model and to sell higher-margin software and services with recurring revenue, including our ability to successfully streamline our hardware operations; the success of our restructuring plans and spend optimization program; our ability to improve execution of new product offering or integration of acquired product offerings; market acceptance of new solutions; competition in the information technology industry; cybersecurity risks and compliance with data privacy and protection requirements; disruptions in or problems with our data center hosting facilities; defects or errors in our products; the historical seasonality of our sales; tax rates and new US tax legislation; and foreign currency fluctuations.

Cybersecurity Risk Management

Similar to most companies, NCR is subject to more frequent and increasingly sophisticated cybersecurity attacks. The Company maintains cybersecurity risk management policies and procedures including disclosure controls, which it regularly evaluates for updates, for handling and responding to cybersecurity events. These policies and procedures include internal notifications and engagements and, as necessary, cooperation with law enforcement. Personnel involved in handling and responding to cybersecurity events periodically undertake tabletop exercises to simulate an event. The internal notification procedures include notifying the applicable Company attorneys, which, depending on the level of severity assigned to the event, may include direct notice to, among others, the Company’s General Counsel, Ethics & Compliance Officer, and Chief Privacy Officer. Company attorneys support efforts to evaluate the materiality of any incidents, determine whether notice to third parties such as customers or vendors is required, determine whether any prohibition on insider trading is appropriate, and assess whether disclosure to stockholders or governmental filings, including with the SEC, are required. The internal notification procedures also include notifying various NCR Information Technology Services managers, subject matter experts in the Company’s software department and Company leadership, depending on the level of severity assigned to the event.

For further information on potential risks and uncertainties see Item 1A "Risk Factors."

RESULTS OF OPERATIONS

The following table shows our results for the years ended December 31:

In millions	2018	2017	2016
Revenue	$6,405	$6,516	$6,543
Gross margin	1,675	1,855	1,818
Gross margin as a percentage of revenue	26.2%	28.5%	27.8%
Operating expenses
Selling, general and administrative expenses	$1,005	$923	$904
Research and development expenses	252	241	225
Restructuring-related charges	—	—	15
Asset impairment charges	227	—	—
Income from operations	$191	$691	$674

The following tables show our revenue by geographic theater for the years ended December 31:

In millions	2018	% of Total	2017	% of Total	% Increase (Decrease)	% Increase (Decrease) Constant Currency (1)
Americas	$3,707	58%	$3,809	59%	(3)%	(2)%
Europe, Middle East Africa (EMEA)	1,751	27%	1,786	27%	(2)%	(4)%
Asia Pacific (APJ)	947	15%	921	14%	3%	4%
Consolidated revenue	$6,405	100%	$6,516	100%	(2)%	(2)%

In millions	2017	% of Total	2016	% of Total	% Increase (Decrease)	% Increase (Decrease) Adjusted Constant Currency (1)
Americas	$3,809	59%	$3,743	57%	2%	4%
Europe, Middle East Africa (EMEA)	1,786	27%	1,896	29%	(6)%	(4)%
Asia Pacific (APJ)	921	14%	904	14%	2%	3%
Consolidated revenue	$6,516	100%	$6,543	100%	—%	1%

The following table shows our revenue by segment for the years ended December 31:

In millions	2018	% of Total	2017	% of Total	% Increase (Decrease)	% Increase (Decrease) Constant Currency (1)
Banking	$3,183	50%	$3,175	49%	—%	1%
Retail	2,097	32%	2,169	33%	(3)%	(4)%
Hospitality	817	13%	878	13%	(7)%	(7)%
All Other	308	5%	294	5%	5%	4%
Consolidated revenue	$6,405	100%	$6,516	100%	(2)%	(2)%

In millions	2017	% of Total	2016	% of Total	% Increase (Decrease)	% Increase (Decrease) Adjusted Constant Currency (1)
Banking	$3,175	49%	$3,370	52%	(6)%	(5)%
Retail	2,169	33%	2,070	32%	5%	10%
Hospitality	878	13%	800	12%	10%	13%
All Other	294	5%	303	5%	(3)%	(3)%
Consolidated revenue	$6,516	100%	$6,543	100%	—%	1%

(1) The tables above include presentations of period-over-period revenue growth or decline on an adjusted constant currency or constant currency basis. Revenue growth on a constant currency basis is a non-GAAP measure that excludes the effects of foreign currency fluctuations. We calculate this information by translating prior period revenue growth at current period monthly average exchange rates. Revenue growth on an adjusted constant currency basis excludes the effects of foreign currency fluctuations and the impact of the IPS divestiture, and is calculated by translating prior period revenue growth at current period monthly average exchange rates and, for the 2017 comparison, by excluding the prior period results of the divested IPS business for the comparable period after the completion of the sale in May 2016. We believe that examining period-over-period revenue growth or decline excluding foreign currency fluctuations and adjusting for the impact of the IPS divestiture is useful for assessing the underlying performance of our business and provides additional insight into historical and/or future performance, and our management uses revenue growth adjusted for constant currency and the impact of the IPS divestiture to evaluate period-over-period operating performance on a more consistent and comparable basis. These non-GAAP measures should not be considered substitutes for, or superior to, period-over-period revenue growth under GAAP.

The following table provides a reconciliation of region revenue % growth (GAAP) to revenue % growth adjusted constant currency (non-GAAP) for the years ended December 31:

	2018			2017
	Revenue % Growth (GAAP)	Favorable (unfavorable) FX impact	Revenue % Growth Constant Currency (non-GAAP)	Revenue % Growth (GAAP)	Favorable (unfavorable) FX impact	Divestiture Impact	Revenue % Growth Adjusted Constant Currency (non-GAAP)
Americas	(3)%	(1)%	(2)%	2%	—%	(2)%	4%
EMEA	(2)%	2%	(4)%	(6)%	(1)%	(1)%	(4)%
APJ	3%	(1)%	4%	2%	1%	(2)%	3%
Consolidated revenue	(2)%	—%	(2)%	—%	—%	(1)%	1%

The following table provides a reconciliation of segment revenue % growth (GAAP) to revenue % growth adjusted constant currency (non-GAAP) for the years ended December 31:

	2018			2017
	Revenue % Growth (GAAP)	Favorable (unfavorable) FX impact	Revenue % Growth Constant Currency (non-GAAP)	Revenue % Growth (GAAP)	Favorable (unfavorable) FX impact	Divestiture Impact	Revenue % Growth Adjusted Constant Currency (non-GAAP)
Banking	—%	(1)%	1%	(6)%	—%	(1)%	(5)%
Retail	(3)%	1%	(4)%	5%	—%	(5)%	10%
Hospitality	(7)%	—%	(7)%	10%	—%	(3)%	13%
All Other	5%	1%	4%	(3)%	—%	—%	(3)%
Consolidated Revenue	(2)%	—%	(2)%	—%	—%	(1)%	1%

2018 compared to 2017 results discussion

Revenue

Revenue decreased 2% in 2018 from 2017 due to declines in Retail and Hospitality partially offset by a slight increase in Banking. Foreign currency fluctuations did not have an impact on the revenue comparison.

Banking revenue increased slightly due to increases in software and services revenue offset by a decrease in Automated Teller Machine (ATM) revenue. Foreign currency fluctuations had an unfavorable impact of 1% on the revenue comparison.

Retail revenue decreased 3% from 2017 driven by declines in self-checkout (SCO) and software license revenue partially offset by growth in services revenue. Foreign currency fluctuations had an favorable impact of 1% on the revenue comparison.

Hospitality revenue decreased 7% primarily due to declines in hardware revenue. Foreign currency fluctuations did not have a impact on the revenue comparison.

Gross Margin

Gross Margin as a percentage of revenue was 26.2% in 2018 compared to 28.5% in 2017. Gross margin for the year ended December 31, 2018 included $102 million related to restructuring and transformation costs and $23 million related to amortization of acquisition-related intangible assets. Gross margin for the year ended December 31, 2017 included $11 million related to restructuring and transformation costs and $50 million related to amortization of acquisition related intangible assets. Excluding these items, gross margin as a percentage of revenue decreased from 29.4% to 28.1%. Excluding these items, gross margin as a percentage of revenue declined mainly due to increased costs associated with alleviating supply chain constraints which were largely resolved by the end of 2018 as we executed our manufacturing network redesign strategy.

2017 compared to 2016 results discussion

Revenue

Revenue was flat in 2017 from 2016 due to growth in Retail and Hospitality offset by a decline in Banking. Foreign currency fluctuations did not have a significant impact on the revenue comparison and the IPS divestiture unfavorably impacted the revenue comparison by 1%.

Banking revenue declined 6% due to declines in Automated Teller Machine (ATM) revenue partially offset by growth in services revenue. Foreign currency fluctuations did not have an impact on the revenue comparison and and the IPS divestiture unfavorably impacted the revenue comparison by 1%.

Retail revenue increased 5% driven by growth in self-checkout (SCO) revenue coupled with an increase in cloud and services revenue. Foreign currency fluctuations did not have an impact on the revenue comparison and the IPS divestiture unfavorably impacted the revenue comparison by 5%.

Hospitality revenue increased 10% primarily driven by growth in both hardware and cloud revenue. Foreign currency fluctuations did not have an impact on the revenue comparison and and the IPS divestiture unfavorably impacted the revenue comparison by 3%.

Gross Margin

Gross margin as a percentage of revenue was 28.5% in 2017 compared to 27.8% in 2016. Gross margin for the year ended December 31, 2017 included $11 million related to restructuring and transformation costs and $50 million related to amortization of acquisition related intangible assets. Gross margin for the year ended December 31, 2016 included $4 million related to restructuring and transformation costs and $58 million related to amortization of acquisition-related intangible assets. Excluding these items, gross margin as a percentage of revenue increased from 28.7% to 29.4% driven by continued focus on productivity and efficiency improvements in our services portfolio in all segments.

Effects of Pension, Postemployment, and Postretirement Benefit Plans

NCR's income from continuing operations for the years ended December 31 was impacted by certain employee benefit plans as reflected in the table below:

In millions	2018	2017	2016
Pension (benefit) expense	$(31)	$36	$103
Postemployment expense	40	24	10
Postretirement (benefit)	(4)	(3)	(11)
Total expense	$5	$57	$102

In 2018, pension benefit was $31 million compared to pension expense of $36 million in 2017 and pension expense of $103 million in 2016. In 2018, pension benefit included actuarial gains of $45 million compared to actuarial losses of $28 million in 2017 and $85 million in 2016. Actuarial gains in 2018 were due to an increase in the discount rates as well as a favorable impact from a mortality update in the United Kingdom. Discount rates in 2017 remained consistent with 2016 and actuarial losses in 2017 were primarily due to a mortality update in the United States. Actuarial losses in 2016 were due to a decrease in the discount rates from the prior year, offset by a higher than expected return on global pension assets.

The components of pension, postemployment and postretirement, other than service cost, are included in other income (expense), net for all periods presented. Service cost is included within the income statement line items within income from operations as other employee compensation costs arising from service rendered during the periods presented.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $82 million to $1,005 million in 2018 from $923 million in 2017. As a percentage of revenue, these expenses were 15.7% in 2018 and 14.2% in 2017. In 2018, selling, general and administrative expenses included $67 million of transformation and restructuring costs, $62 million of acquisition-related amortization of intangibles and $6 million of acquisition-related costs. In 2017, selling, general and administrative expenses included $14 million of transformation and restructuring costs, $65 million of acquisition-related amortization of intangibles and $5 million of acquisition-related costs. Excluding these items, selling, general and administrative expenses increased as a percentage of revenue from 12.9% in 2017 to 13.6% in 2018 due to continued investment in the business.

Selling, general, and administrative expenses decreased $19 million to $923 million in 2017 from $904 million in 2016. As a percentage of revenue, these expenses were 14.2% in 2017 and 13.8% in 2016. In 2017, selling, general, and administrative expenses included $14 million of transformation and restructuring costs, $65 million of acquisition-related amortization of intangibles and $5 million of acquisition-related costs. In 2016, selling, general, and administrative expenses included $7 million of transformation and restructuring costs, $65 million of amortization of acquisition-related intangible assets and $7 million of acquisition-related costs. Excluding these items, selling, general and administrative expenses increased as a percentage of revenue from 12.6% in 2016 to 12.9% in 2017 due to increased sales investment as we expanded our strategic offers and go to market strategy.

Research and Development Expenses

Research and development expenses increased $11 million to $252 million in 2018 from $241 million in 2017. As a percentage of revenue, these costs were 3.9% in 2018 and 3.7% in 2017. In 2018, research and development expenses included $10 million of costs related to our transformation and restructuring costs. In 2017, research and development expenses included $4 million of transformation costs. After considering this item, research and development expenses increased slightly from 3.6% in 2017 to 3.8% in 2018.

Research and development expenses increased $16 million to $241 million in 2017 from $225 million in 2016. As a percentage of revenue, these costs were 3.7% in 2017 and 3.4% in 2016. In 2017, research and development expenses included $4 million of transformation costs. After considering this item, research and development expenses increased from 3.4% in 2016 to 3.6% in 2017 driven by planned incremental investments to further advance our software and hardware solutions.

Asset Impairment Charges

In 2018, asset impairment charges were $227 million which included a $146 million impairment of goodwill under our previous segment reporting structure which was assigned to the Hardware reporting unit and a $37 million impairment charge related to long-lived assets held and used in our Hardware operations. Refer to Note 4, "Goodwill and Purchased Intangible Assets" of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report for additional discussion. Additionally, in 2018, we recorded $44 million for the write-off of certain internal and external use software capitalization projects that are no longer considered strategic based on review by the new management team and as a result, the projects have been abandoned. In 2017 and 2016, there were no significant asset impairment charges recorded.

Restructuring-Related Charges

In 2016, the Company recorded restructuring-related charges of $15 million related to the restructuring program announced in July 2014. The charges consist of severance and other employee related costs of $4 million, other exit costs of $9 million and asset-related charges of $2 million. This program was completed during 2016 and therefore, no additional charges are included in 2017 and 2018.

Interest Expense

Interest expense was $168 million in 2018 compared to $163 million in 2017 and $170 million in 2016. Interest expense in all years was primarily related to the Company's senior unsecured notes and borrowings under the Company's senior secured credit facility.

Other Income (Expense), net

Other income (expense), net was income of $16 million in 2018, expense of $46 million in 2017 and expense of $125 million in 2016, with the components reflected in the following table:

In millions	2018	2017	2016
Interest income	$5	$3	$4
Foreign currency fluctuations and foreign exchange contracts	(26)	(26)	(40)
Bank-related fees	(8)	(8)	(8)
Employee benefit plan	45	(15)	(75)
Divestiture and liquidation losses	—	—	(6)
Other income (expense), net	$16	$(46)	$(125)

Income Taxes

Our effective tax rate was 187% in 2018, 50% in 2017, and 24% in 2016. During 2018, our tax rate was impacted by lower income before tax as well as our final assessment of the impact as a result of U.S. Tax Reform enacted in December 2017. We filed tax method changes that resulted in lower deferred tax assets subject to the downward rate remeasurement, and we recorded a valuation allowance on deferred tax assets related to foreign tax credits not able to be utilized as a result of U.S. Tax Reform. The net impact of these adjustments was an income tax expense of $37 million. During 2017, our tax rate was impacted by a $130 million provisional expense primarily related to the application of the newly enacted 21% corporate income tax rate to our net U.S. deferred income tax assets and the repatriation tax. During 2016, our tax rate was impacted by a less favorable mix of earnings, primarily driven by actuarial pension losses in foreign jurisdictions with a valuation allowance against deferred tax assets.

During the year ended December 31, 2018, the Company identified two out of period adjustments that net to $2 million of income tax benefit. The first adjustment was due to an error in the calculation of deferred tax liabilities associated with software capitalization resulting in $13 million of income tax benefit which should have been recorded in the fourth quarter of 2017 when deferred taxes were remeasured in connection with U.S. Tax Reform. The second adjustment was to write-off income tax assets related to expired foreign tax credits resulting in $11 million of income tax expense which should have been recorded between 2010 through 2017. The Company determined the impact of these errors was not material to the annual or interim financial statements of previous periods and the effect of correcting these errors was not material to 2018 annual financial statements.

During 2018, the Internal Revenue Service (IRS) finalized an examination of our 2011, 2012 and 2013 income tax returns. We also concluded audits in Israel and Korea. While we are subject to numerous federal, state and foreign tax audits, we believe that appropriate reserves exist for issues that might arise from these audits. Should these audits be settled, the resulting tax effect could impact the tax provision and cash flows in future periods. During 2019, the Company expects to resolve certain tax matters related to U.S. and foreign jurisdictions. These resolutions could have a material impact on the effective tax rate in 2019.

We regularly review our deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized.  The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence.  This evidence includes historical taxable income/loss, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Given current earnings and anticipated future earnings at certain subsidiaries, the Company believes that there is a reasonable possibility sufficient positive evidence may become available that would allow the release of a valuation allowance within the next twelve months.

Loss from Discontinued Operations

In 2018, loss from discontinued operations was $52 million, net of tax, primarily related to updates in estimates and assumptions for the Fox River reserve, a ruling on the Kalamazoo environmental matter as well as audit settlements partially related to Teradata.

In 2017, loss from discontinued operations was $5 million, net of tax, primarily related to updates in estimates and assumptions for the Fox River reserve partially offset by insurance recoveries received during the year.

In 2016, loss from discontinued operations was $13 million, net of tax, primarily related to updates in estimates and accruals for litigation expenses related to the Fox River reserve.

Revenue and Operating Income by Segment

The Company manages and reports the following segments:

•
Banking - We offer solutions to enable customers in the financial services industry to reduce costs, generate new revenue streams and enhance customer loyalty. These solutions include a comprehensive line of ATM and payment processing hardware and software; cash management and video banking software and customer-facing digital banking services; and related installation, maintenance, and managed and professional services.

•
Retail - We offer solutions to customers in the retail industry designed to improve selling productivity and checkout processes as well as increase service levels. These solutions primarily include retail-oriented technologies, such as point of sale terminals and point of sale software; a retail software platform with a comprehensive suite of retail software applications; innovative self-service kiosks, such as self-checkout; as well as bar-code scanners. We also offer installation, maintenance, managed and professional services as well as payment processing solutions.

•
Hospitality - We offer technology solutions to customers in the hospitality industry, serving businesses that range from a single store or restaurant to global chains and sports and entertainment venues. Our solutions include point of sale hardware and software solutions, installation, maintenance, managed and professional services as well as payment processing solutions.

•
Other - This category includes telecommunications and technology solutions where we offer maintenance as well as managed and professional services for third-party hardware provided to select manufacturers who value and leverage our global service capability.

Each of these segments derives its revenue by selling in the sales theaters in which NCR operates. Segments are measured for profitability by the Company’s chief operating decision maker based on revenue and segment operating income. For purposes of discussing our operating results by segment, we exclude the impact of certain non-operational items from segment operating income, consistent with the manner by which management reviews each segment, evaluates performance, and reports our segment results under GAAP. This format is useful to investors because it allows analysis and comparability of operating trends. It also includes the same information that is used by NCR management to make decisions regarding the segments and to assess our financial performance. Our segment results are reconciled to total Company results reported under GAAP in Note 13, “Segment Information and Concentrations” of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report.

In the segment discussions below, we have disclosed the impact of foreign currency fluctuations and the IPS divestiture as it relates to our segment revenue due to their significance.

Banking Segment

The following table presents the Banking revenue and segment operating income for the years ended December 31:

In millions	2018	2017	2016
Revenue	$3,183	$3,175	$3,370
Operating income	$412	$421	$441
Operating income as a percentage of revenue	12.9%	13.3%	13.1%

Banking revenue increased slightly in 2018 compared to 2017 driven by an increase in hardware maintenance and cloud revenue offset by a decline in ATM revenue of 3%, While there were supply chain constraints throughout the year due to increased demand for our new ATM product family, by the end of the year, we largely resolved supply chain constraints and our overall plan to improve ATM manufacturing operations were progressing with strong production levels exiting the year. Foreign currency fluctuations had an unfavorable impact of 1% on the revenue comparison.

Banking revenue decreased 6% in 2017 compared to 2016 driven by declines in ATM revenue of 17% partially offset by growth in services revenue. ATM revenue decreased mainly due to due to delays in customer spending in North America as well as declines in the Middle East and Africa. Foreign currency fluctuations had a no impact on the revenue comparison and the IPS divestiture unfavorably impacted the revenue comparison by 1%.

Operating income decreased in 2018 compared to 2017 primarily driven by a decrease in ATM volume and the impact of increased costs associated with alleviating supply chain constraints partially offset by a favorable impact from services productivity initiatives and higher cloud revenue. Operating income decreased in 2017 compared to 2016 primarily driven by lower revenue partially offset by services productivity initiatives and higher cloud revenue.

Retail Segment

The following table presents the Retail revenue and segment operating income for the years ended December 31:

In millions	2018	2017	2016
Revenue	$2,097	$2,169	$2,070
Operating income	$142	$231	$191
Operating income as a percentage of revenue	6.8%	10.7%	9.2%

Retail revenue decreased 3% in 2018 compared to 2017 primarily driven by a decline in self check-out revenues of 15% and software license revenue partially offset by growth in services revenue. Self-checkout revenue decreased due to the timing of customer roll-outs in the current year partially offset by increases in cloud and services revenue.  Foreign currency fluctuations had a favorable impact of 1% in the year-over-year comparison.

Retail revenue increased 5% in 2017 compared to 2016 primarily driven by growth in self check-out revenues of 16% coupled with increases in cloud and services revenues. Self-checkout revenue increased due to store transformation trends. Foreign currency fluctuations had no impact on the revenue comparison and the IPS divestiture unfavorably impacted the revenue comparison by 5%.

Operating income decreased in 2018 compared to 2017 primarily due to lower revenue as well as the impact of increased costs associated with alleviating supply chain constraints. Operating income increased in 2017 compared to 2016 primarily driven by higher revenue as well as continued focus on productivity and efficiency improvements.

Hospitality Segment

The following table presents the Hospitality revenue and segment operating income for the years ended December 31:

In millions	2018	2017	2016
Revenue	$817	$878	$800
Operating (loss) income	$85	$140	$151
Operating (loss) income as a percentage of revenue	10.4%	15.9%	18.9%

Hospitality revenues decreased by 7% in 2018 compared to 2017 driven by a decrease in hardware revenue due to several large customer roll-outs in the prior year and lower software license revenue offset by an increase in cloud and services revenue. Foreign currency fluctuations had no impact on the revenue comparison.

Hospitality revenues increased by 10% in 2017 compared to 2016 driven by growth in hardware revenue due to several large customer roll-outs as well as an increase in cloud revenue. The increase in hardware revenue was mainly driven by North America. Foreign currency fluctuations had no impact on the revenue comparison and the IPS divestiture unfavorably impacted the revenue comparison by 3%.

Operating income decreased in 2018 compared to 2017 driven by lower revenue and the impact of increased cost associated with improving the supply chain constraints. Operating income decreased in 2017 compared to 2016 driven by new product introductions and an unfavorable mix of revenue.

Other

The following table shows the Other revenue and operating income for the years ended December 31:

In millions	2018	2017	2016
Revenue	$308	$294	$303
Operating (loss) income	$49	$48	$47
Operating (loss) income as a percentage of revenue	15.9%	16.3%	15.5%

Other revenues increased by 5% in 2018 compared to 2017 driven by a increase in hardware revenue as well as growth in services revenue. Foreign currency fluctuations had a favorable impact of 1% on the revenue comparison.

Other revenues decreased by 3% in 2017 compared to 2016 driven by declines in hardware revenues. Foreign currency fluctuations had no impact on the revenue comparison.

Operating income increased slightly in 2018 compared to 2017 driven by an increase in revenue partially offset by a unfavorable product mix. Operating income increased slightly in 2017 compared to 2016 driven by an improved product mix.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

In the year ended December 31, 2018, cash provided by operating activities was $572 million and in the year ended December 31, 2017 cash provided by operating activities was $752 million. The decrease was due to lower earnings and lower working capital.

NCR’s management uses a non-GAAP measure called “free cash flow” to assess the financial performance of the Company. We define free cash flow as net cash provided by (used in) operating activities and cash provided by (used in) discontinued operations, less capital expenditures for property, plant and equipment, less additions to capitalized software plus discretionary pension contributions and settlements. Free cash flow does not have a uniform definition under GAAP, and therefore NCR’s definition of this measure may differ from that of other companies. We believe free cash flow information is useful for investors because it relates the operating cash flows from the Company’s continuing and discontinued operations to the capital that is spent and to improve business operations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, strategic acquisitions and investments, repurchase of NCR stock and repayment of debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, since there may be other non-discretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for, or superior to, cash flows from operating activities under GAAP. The table below reconciles net cash provided by (used in) operating activities, the most directly comparable GAAP measure, to NCR’s non-GAAP measure of free cash flow for the years ended December 31:

In millions	2018	2017	2016
Net cash provided by operating activities	$572	$752	$896
Capital expenditures for property, plant and equipment	(143)	(128)	(73)
Additions to capitalized software	(170)	(166)	(154)
Net cash used in discontinued operations	(36)	(8)	(39)
Pension discretionary contributions and settlements	—	—	—
Free cash flow (non-GAAP)	$223	$450	$630

In 2018, net cash provided by operating activities decreased $180 million, and net cash used in discontinued operations increased $28 million, which contributed to a net decrease in free cash flow of $227 million in comparison to 2017. Additionally, capital expenditures for property, plant and equipment increased $15 million primarily due to expenditures related to the new global headquarters in Atlanta

Georgia. Additions to capitalized software increased $4 million due to continued investment in software solution enhancements. The net cash used in discontinued operations in 2018 increased $28 million in comparison to 2017 primarily due to increased remediation spend associated with the Fox River environmental matters in 2018.

In 2017, net cash provided by operating activities decreased $144 million, and net cash used in discontinued operations decreased $31 million, which contributed to a net decrease in free cash flow of $180 million in comparison to 2016. Additionally, capital expenditures for property, plant and equipment increased $55 million primarily due to expenditures related to the new global headquarters in Atlanta Georgia. Expenditures related to the new global headquarters were approximately $60 million offset by approximately $44 million of reimbursements by the lessor which was included in net cash provided by operating activities. Additions to capitalized software increased $12 million due to continued investment in software solution enhancements. The net cash used in discontinued operations in 2017 was lower than 2016 primarily due to decreased litigation payments associated with the Fox River and Kalamazoo environmental matters as well as insurance settlements received in 2017.

Financing activities and certain other investing activities are not included in our calculation of free cash flow. Our other investing activities primarily include business acquisitions, divestitures and investments as well as proceeds from the sales of property, plant and equipment.

Our financing activities primarily include proceeds from the issuance of preferred stock, employee stock plans, borrowings on term credit facilities and the issuance of unsecured notes, as well as payments made for share repurchases, repayments of term credit facilities and tax withholding on behalf of employees. During the years ended December 31, 2018, 2017, and 2016, we repurchased a total of $210 million, $350 million and $250 million, respectively, of our common stock. During the years ended December 31, 2018, 2017 and 2016, proceeds from employee stock plans was $20 million, $15 million and $15 million, respectively. During the years ended December 31, 2018, 2017 and 2016, payments made for tax withholding on behalf of employees totaled $36 million, $31 million and $16 million, respectively.

Long Term Borrowings As of December 31, 2018, our senior secured credit facility consisted of a term loan facility with an aggregate principal amount outstanding of $759 million, and a revolving credit facility in an aggregate principal amount of $1.10 billion, of which $120 million was outstanding. Additionally, the revolving credit facility has up to $400 million available to certain foreign subsidiaries. Loans under the revolving credit facility are available in U.S. Dollars, Euros and Pound Sterling. The revolving credit facility also allows a portion of the availability to be used for outstanding letters of credit, and as of December 31, 2018, there were no letters of credit outstanding. As of December 31, 2017, the outstanding principal balance of the term loan facility was $810 million and no amounts were outstanding under the revolving credit facility.

As of December 31, 2018 and 2017, we had outstanding $700 million in aggregate principal balance of 6.375% senior unsecured notes due 2023, $600 million in aggregate principal balance of 5.00% senior unsecured notes due 2022, $500 million in aggregate principal balance of 4.625% senior unsecured notes due 2021 and $400 million in aggregate principal balance of 5.875% senior unsecured notes due 2021.

Our revolving trade receivables securitization facility provides the Company with up to $200 million in funding based on the availability of eligible receivables and other customary factors and conditions. As of December 31, 2018 and December 31, 2017, the Company had $100 million and zero, respectively, outstanding under the facility.

See Note 6, "Debt Obligations" of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report for further information on the senior secured credit facility, the senior unsecured notes and the trade receivables securitization facility.

Employee Benefit Plans We expect to make pension, postemployment and postretirement plan contributions of approximately $60 million in 2019. See Note 9, “Employee Benefit Plans” of the Notes to the Consolidated Financial Statements included in Item 8 of Part II of this Report for additional discussion on our pension, postemployment and postretirement plans.

Transformation and Restructuring Initiatives Our previously announced transformation and restructuring initiatives continue to progress on track. In Services, our performance and profit improvement program continues to deliver revenue growth and margin expansion. In Hardware, we are continuing the move to a more variable cost structure by reducing the number of manufacturing plants and ramping up production with contract manufacturers. Additionally, we have announced a spend optimization program to drive cost savings through operational efficiencies to generate at least $100 million of savings in 2019. This initiative will create efficiencies in our corporate functions, reduce spend in the non-strategic areas and limit discretionary spending. In 2019, for all initiatives, we expect to incur a pre-tax charge of $60 million and a cash impact of $70 million to $80 million.

Series A Convertible Preferred Stock On December 4, 2015, NCR issued 820,000 shares of Series A Convertible Preferred Stock to certain entities affiliated with the Blackstone Group L.P. (collectively, Blackstone) for an aggregate purchase price of $820 million, or $1,000 per share, pursuant to an Investment Agreement between the Company and Blackstone, dated November 11, 2015. In connection with the issuance of the Series A Convertible Preferred Stock, the Company incurred direct and incremental expenses of $26 million. These direct and incremental expenses reduced the Series A Convertible Preferred Stock, and will be accreted through retained earnings as a deemed dividend from the date of issuance through the first possible known redemption date, March 16, 2024. Holders of Series A Convertible Preferred Stock are entitled to a cumulative dividend at the rate of 5.5% per annum, payable quarterly in arrears and payable in-kind for the first sixteen dividend payments, after which, beginning in the first quarter of 2020, dividends will be payable in cash or in-kind at the option of the Company. During the year ended December 31, 2018 and 2017, the Company paid dividends-in-kind of $46 million and $45 million respectively, associated with the Series A Convertible Preferred Stock. As of December 31, 2018 and 2017, the Company had accrued dividends of $3 million and $3 million, respectively. There were no cash dividends declared in the years ended December 31, 2018 and 2017.

The Series A Convertible Preferred Stock is convertible at the option of the holders at any time into shares of common stock at a conversion price of $30.00 per share and a conversion rate of 33.333 shares of common stock per share of Series A Convertible Preferred Stock. As of December 31, 2018 and 2017, the maximum number of common shares that could be required to be issued if converted was 29.0 million and 27.5 million shares, respectively, which would represent approximately 20% and 18% of our outstanding common stock as of December 31, 2018 and 2017 including the preferred shares on an as-converted basis.

Under the Investment Agreement, Blackstone agreed not to sell or otherwise transfer its shares of Series A Convertible Preferred Stock (or any shares of common stock issued upon conversion thereof) without the Company’s consent until June 4, 2017. In March 2017, we provided Blackstone with an early release from this lock-up, allowing Blackstone to sell approximately 49% of its shares of Series A Convertible Preferred Stock, and in return, Blackstone agreed to amend the Investment Agreement to extend the lock-up on the remaining 51% of its shares of Series A Convertible Preferred Stock for six months until December 1, 2017.

In connection with the early release of the lock-up, Blackstone offered for sale 342,000 shares of Series A Convertible Preferred Stock in an underwritten public offering. In addition, Blackstone converted 90,000 shares of Series A Convertible Preferred Stock into shares of our common stock and we repurchased those shares of common stock for $48.47 per share. The underwritten offering and the stock repurchase were consummated on March 17, 2017.

Cash and Cash Equivalents Held by Foreign Subsidiaries Cash and cash equivalents held by the Company's foreign subsidiaries were $443 million and $442 million at December 31, 2018 and 2017, respectively. As a result of U.S. Tax Reform, including the repatriation tax, in general we will not be subject to additional U.S. taxes if cash and cash equivalents and short-term investments held outside the U.S. are distributed to the U.S. in the form of dividends or otherwise. However, we may be subject to foreign withholding taxes, which could be significant.

Summary As of December 31, 2018, our cash and cash equivalents totaled $464 million and our total debt was $3.18 billion. Our borrowing capacity under our senior secured credit facility was $980 million and under our trade receivables securitization facility was $100 million at December 31, 2018. Our ability to generate positive cash flows from operations is dependent on general economic conditions, and the competitive environment in our industry, and is subject to the business and other risk factors described in Item 1A of Part I of this Report. If we are unable to generate sufficient cash flows from operations, or otherwise comply with the terms of our credit facilities, we may be required to seek additional financing alternatives.

We believe that we have sufficient liquidity based on our current cash position, cash flows from operations and existing financing to meet our expected pension, postemployment and postretirement plan contributions, remediation payments related to the Fox River environmental matter, debt servicing obligations, payments related to transformation initiatives, and our operating requirements for the next twelve months.

Contractual Obligations In the normal course of business, we enter into various contractual obligations that impact, or could impact, the liquidity of our operations. The following table and discussion outlines our material obligations as of December 31, 2018 on an undiscounted basis, with projected cash payments in the years shown:

In millions	Total Amounts	2019	2020-2021	2022-2023	2024 & Thereafter	All Other
Debt obligations	$3,183	$85	$1,795	$1,300	$3	$—
Interest on debt obligations	563	163	275	123	2	—
Estimated environmental liability payments	21	20	1	—	—	—
Lease obligations	778	128	176	114	360	—
Purchase obligations	1,042	1,042	—	—	—	—
Uncertain tax positions	91	—	—	—	—	91
Total obligations	$5,678	$1,438	$2,247	$1,537	$365	$91

As of December 31, 2018, we had short and long-term debt totaling $3.17 billion, which includes debt issuance costs as a direct reduction from the carrying amount of debt.

For purposes of this table, we used interest rates as of December 31, 2018 to estimate the future interest on debt obligations outstanding as of December 31, 2018 and have assumed no voluntary prepayments of existing debt. See Note 6, "Debt Obligations" of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report for additional disclosure related to our debt obligations and the related interest rate terms.

The estimated environmental liability payments included in the table of contractual obligations shown above are related to the Fox River environmental matter. The amounts shown are our expected payments, net of the payment obligations of co-obligors; the amounts do not include an estimate for payments to be received from insurers or indemnification parties. Additionally, the amounts above do not include an estimate for payments related to the Kalamazoo environmental matter. For additional information, refer to Note 10, "Commitments and Contingencies" included in Item 8 of Part II of this Report.

Our lease obligations are primarily for future rental amounts for our world headquarters in Atlanta, Georgia as well as for certain sales and manufacturing facilities in various domestic and international locations and leases related to equipment and vehicles.

Purchase obligations represent committed purchase orders and other contractual commitments for goods or services. The purchase obligation amounts were determined through information in our procurement systems and payment schedules for significant contracts. Included in the amounts are committed payments in relation to the long-term service agreement with Accenture under which NCR’s transaction processing activities and functions are performed.

We have a $91 million liability related to our uncertain tax positions. Due to the nature of the underlying liabilities and the extended time often needed to resolve income tax uncertainties, we cannot make reliable estimates of the amount or timing of cash payments that may be required to settle these liabilities. For additional information, refer to Note 7, "Income Taxes" of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report.

Our U.S. and international employee benefit plans, which are described in Note 9, “Employee Benefit Plans” of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report, could require significant future cash payments. We expect mandatory contributions to our U.S. pension plan could be required beginning in 2021 based on current funding requirements and assuming the Company does not complete any actions, including, but not limited to, a pre-fund or de-risking action. The funded status of NCR’s U.S. pension plan is an underfunded position of $494 million as of December 31, 2018 compared to an underfunded position of $506 million as of December 31, 2017. Our international retirement plans were in an underfunded status of $139 million as of December 31, 2018, as compared to an underfunded status of $187 million as of December 31, 2017. The decrease in our underfunded position is primarily attributable to an increase in discount rates as well as a favorable impact from a mortality update in the United Kingdom. Contributions to international pension plans are expected to be approximately $28 million in 2019.

We also have product warranties that may affect future cash flows. These items are not included in the table of obligations shown above, but are described in detail in Note 10, "Commitments and Contingencies" of the Notes to Consolidated Financial Statements included in Item 8 of Part II of this Report.

Our senior secured credit facility and the indentures for our senior unsecured notes include affirmative and negative covenants that restrict or limit our ability to, among other things, incur indebtedness; create liens on assets; engage in certain fundamental corporate changes or changes to our business activities; make investments; sell or otherwise dispose of assets; engage in sale-leaseback or hedging transactions; pay dividends or make similar distributions; repay other indebtedness; engage in certain affiliate transactions; or enter into agreements that restrict our ability to create liens, pay dividends or make loan repayments. Our senior secured credit facility also includes financial covenants that require us to maintain:

•
a consolidated leverage ratio on the last day of any fiscal quarter, not to exceed (i) in the case of any fiscal quarter ending on or prior to December 31, 2017, (a) the sum of 4.25 and an amount (not to exceed 0.50) to reflect debt used to reduce NCR’s unfunded pension liabilities to (b) 1.00, (ii) in the case of any fiscal quarter ending after December 31, 2017 and on or prior to December 31, 2019, (a) the sum of 4.00 and an amount (not to exceed 0.50) to reflect debt used to reduce NCR’s unfunded pension liabilities to (b) 1.00, and (iii) in the case of any fiscal quarter ending after December 31, 2019, the sum of (a) 3.75 and an amount (not to exceed 0.50) to reflect debt used to reduce NCR’s unfunded pension liabilities to (b) 1.00; and

•	an interest coverage ratio on the last day of any fiscal quarter greater than or equal to 3.50 to 1.00.

At December 31, 2018, the maximum consolidated leverage ratio under the senior secured credit facility was 4.10 to 1.00.

Off-Balance Sheet Arrangements We have no significant contractual obligations not fully recorded on our Consolidated Balance Sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined by SEC Regulation S-K Item 303 (a) (4) (ii).

See Note 10, "Commitments and Contingencies" in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for additional information on guarantees associated with our business activities.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of these financial statements, we are required to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosure of contingent liabilities. These assumptions, estimates and judgments are based on historical experience and are believed to be reasonable at the time. However, because future events and their effects cannot be determined with certainty, the determination of estimates requires the exercise of judgment. Our critical accounting policies are those that require assumptions to be made about matters that are highly uncertain. Different estimates could have a material impact on our financial results. Judgments and uncertainties affecting the application of these policies and estimates may result in materially different amounts being reported under different conditions or circumstances. Our management continually reviews these assumptions, estimates and judgments to ensure that our financial statements are presented fairly and are materially correct.

In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require significant management judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result. The significant accounting policies and estimates that we believe are the most critical to aid in fully understanding and evaluating our reported financial results are discussed in the paragraphs below. Our senior management has reviewed these critical accounting policies and related disclosures with our independent registered public accounting firm and the Audit Committee of our Board of Directors. See Note 1, “Basis of Presentation and Significant Accounting Policies” of the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report, which contains additional information regarding our accounting policies and other disclosures required by GAAP.

Revenue Recognition NCR frequently enters contracts that include multiple performance obligations, including hardware, software, professional consulting services, installation services and maintenance support services. The Company records revenue when, or as, performance obligations are satisfied by transferring control of a promised good or service to the customer. The Company evaluates the transfer of control primarily from the customer’s perspective where the customer has the ability to direct the use of and obtain substantially all of the remaining benefits from that good or service. The Company does not adjust the transaction price for taxes collected from customers, as those amounts are netted against amounts remitted to government authorities.

If a contract has multiple performance obligations, the Company allocates the transaction price, at contract inception, to each performance obligation on a relative standalone selling price basis. The primary method used to estimate standalone selling price is the price that the Company charges for that good or service when the Company sells it separately in similar circumstances to similar customers.
We recognize two different types of revenue - product and service revenue. Our product revenue includes hardware and software which is generally recognized at a point in time, once all conditions for revenue recognition have been met. For hardware products, control is generally transferred when the customer has the ability to direct the use of and obtain substantially all of the remaining benefits of the products, which generally coincides with when the customer has assumed risk of loss of the goods sold. For software products, control is generally transferred when the customer takes possession of, or has complete access to, the software. In certain instances, customer acceptance is required prior to the passage of title and risk of loss of the delivered products. In such cases, revenue is not recognized until the customer acceptance is obtained. Delivery, acceptance, and transfer of title and risk of loss generally occur in the same reporting period. NCR's customers may request that delivery and passage of title and risk of loss occur on a bill and hold basis.

Our services revenue includes software as a service (SaaS), professional consulting, installation and maintenance support. SaaS primarily consists of fees to provide our customers access to our platform and cloud-based applications. Revenue from SaaS contracts is recognized as variable consideration directly allocated based on customer usage or on a ratable basis over the contract term beginning on the date that our service is made available to the customer. Professional consulting primarily consists of software implementation, integration, customization and optimization services. Revenue from professional consulting contracts that involve significant production, modification or customization of the software is recognized over time as the services are performed. Revenue from professional consulting contracts that does not involve significant production, modification or customization of the software is recognized when the services are completed or customer acceptance of the service is received, if required. For installation and maintenance, control is transferred as the services are provided or ratably over the service period, or, if applicable, after customer acceptance of the service. We apply the ‘as invoiced’ practical expedient, for performance obligations satisfied over time, if the amount we may invoice corresponds directly with the value to the customer of the Company’s performance to date.  This expedient permits us to recognize revenue in the amount we invoice the customer.
The nature of our arrangements gives rise to several types of variable consideration including service level agreement credits, stock rotation rights, trade-in credits and volume-based rebates. At contract inception, we include this variable consideration in our transaction price when there is a basis to reasonably estimate the amount of the fee and it is probable there will not be a significant reversal. These estimates are generally made using the expected value method and a portfolio approach, based on historical experience, anticipated performance and our best judgment at the time. These estimates are reassessed at each reporting date. Because of our confidence in estimating these amounts, they are included in the transaction price of our contracts and the associated remaining performance obligations.
If a contract includes software and services that involve significant production, modification or customization of the software, the services are not distinct from the software. For these contracts, both the software and professional services revenue is recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress toward satisfying our performance obligations. Incurred cost represents work performed, which corresponds with, and thereby best depicts, the transfer of control to the customer. Estimated losses, if any, are recognized as soon as such losses become known.
We account for shipping and handling activities related to contracts with customers as costs to fulfill our promise to transfer the associated products, rather than as a separate performance obligation. Accordingly, we record amounts billed for shipping and handling costs as a component of net product sales, and classify such costs as a component of cost of products.
Allowance for Doubtful Accounts We evaluate the collectability of our accounts receivable based on a number of factors. We establish provisions for doubtful accounts using percentages of our accounts receivable balance as an overall proxy to reflect historical average credit losses and also use management judgment that may include elements that are uncertain, including specific provisions for known issues. The percentages are applied to aged accounts receivable balances. Aged accounts are determined based on the number of days the receivable is outstanding, measured from the date of the invoice, or from the date of revenue recognition. As the age of the receivable increases, the provision percentage also increases. This policy is applied consistently among all of our operating segments.

Based on the factors below, we periodically review customer account activity in order to assess the adequacy of the allowances provided for potential losses. Factors include economic conditions and judgments regarding collectability of account balances, each customer’s payment history and creditworthiness.

The allowance for doubtful accounts was $31 million as of December 31, 2018, $37 million as of December 31, 2017, and $41 million as of December 31, 2016. These allowances represent, as a percentage of gross receivables, 2.2% in 2018, 2.8% in 2017, and 3.1% in 2016.

Given our experience, the reserves for potential losses are considered adequate, but if one or more of our larger customers were to default on its obligations, we could be exposed to potentially significant losses in excess of the provisions established. We continually evaluate our reserves for doubtful accounts and economic deterioration could lead to the need to increase our allowances.

Inventory Valuation Inventories are stated at the lower of cost or net realizable value, using the average cost method. Each quarter, we reassess raw materials, work-in-process, parts and finished equipment inventory costs to identify purchase or usage variances from standards, and valuation adjustments are made. Additionally, to properly provide for potential exposure due to slow-moving, excess, obsolete or unusable inventory, inventory values are reduced based on forecasted usage, orders, technological obsolescence and inventory aging. These factors are impacted by market conditions, technology changes and changes in strategic direction, and require estimates and management judgment that may include elements that are uncertain. On a quarterly basis, we review the current net realizable value of inventory and adjust for any inventory exposure due to age or excess of cost over net realizable value.

We have inventory in more than 40 countries around the world. We purchase inventory from third party suppliers and manufacture inventory at our plants. This inventory is transferred to our distribution and sales organizations at cost plus a mark-up. This mark-up is referred to as inter-company profit. Each quarter, we review our inventory levels and analyze our inter-company profit to determine the correct amount of inter-company profit to eliminate. Key assumptions are made to estimate product gross margins, the product mix of existing inventory balances and current period shipments. Over time, we refine these estimates as facts and circumstances change. If our estimates require refinement, our results could be impacted. The policies described are applied consistently across all of our operating segments.

Warranty Reserves One of our key objectives is to provide superior quality products and services. To that end, we provide a standard manufacturer’s warranty typically extending up to 12 months, allowing our customers to seek repair of products under warranty at no additional cost. A corresponding estimated liability for potential warranty costs is recorded at the time of the sale. We sometimes offer extended warranties in the form of product maintenance services to our customers for purchase. We defer the fair value of this revenue and recognize revenue over the life of the extended warranty period. Refer to Note 10, "Commitments and Contingencies" in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for further information regarding our accounting for extended warranties.

Future warranty obligation costs are based upon historical factors such as labor rates, average repair time, travel time, number of service calls per machine and cost of replacement parts. When a sale is consummated, the total customer revenue is recognized and the associated warranty liability is recorded based upon the estimated cost to provide the service over the warranty period.

Total warranty costs were $42 million in 2018, $43 million in 2017, and $42 million in 2016. Warranty costs as a percentage of total product revenue was 1.8% in 2018, 1.7% in 2017, and 1.5% in 2016. Historically, the principal factor used to estimate our warranty costs has been service calls per machine. Significant changes in this factor could result in actual warranty costs differing from accrued estimates. Although no near-term changes in our estimated warranty reserves are currently anticipated, in the unlikely event of a significant increase in warranty claims by one or more of our larger customers, costs to fulfill warranty obligations would be higher than provisioned, thereby impacting results.

Goodwill Goodwill is tested at the reporting unit level for impairment on an annual basis during the fourth quarter or more frequently if certain events occur indicating that the carrying value of goodwill may be impaired. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include a decline in expected cash flows, a significant adverse change in legal factors or in the business climate, a decision to sell a business, unanticipated competition, or slower growth rates, among others.

In the evaluation of goodwill for impairment, we have the option to perform a qualitative assessment to determine whether further impairment testing is necessary or to perform a quantitative assessment by comparing the fair value of a reporting unit to its carrying amount, including goodwill. Under the qualitative assessment, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. If under the quantitative assessment the fair value of a reporting unit is less than its carrying amount, then the amount of the impairment loss, if any, is determined based on the amount by which the carrying amount exceeds the fair value up to the total value of goodwill assigned to the reporting unit. Fair values of the reporting units are estimated using a weighted methodology considering the output from both the income and market approaches. The income approach incorporates the use of a discounted cash flow (DCF) analysis. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including revenue growth, operating income margin and discount rate. Several of these assumptions vary among reporting units. The cash flow forecasts are generally based on approved strategic operating plans. The market approach is performed using the Guideline Public Companies (GPC) method which is based on earnings multiple data. We perform a reconciliation between our market capitalization and our estimate of the aggregate fair value of the reporting units, including consideration of a control premium.

Under the previous segment reporting model, late in the quarter ended June 30, 2018, we determined there was an indication that the carrying value of the net assets assigned to the Hardware reporting unit may not be recoverable. This determination was based on the lowering of our full year forecast for 2018, driven by reduced revenue and gross margin rates expected for the third and fourth quarters of 2018, and the resulting impact on the current year and future cash flow projections of the Hardware reporting unit. Given the undiscounted cash flows of the asset group, which we determined to be at the reporting unit level, were below the carrying value of the net assets, we recorded an impairment charge for the difference between the fair value and the carrying value of the long-lived assets. The fair value of the long-lived assets was determined based on the nature of the asset through either third party appraisals, replacement cost or discounted cash flow analysis.

As a result, in the three months ended June 30, 2018 the Company recorded impairment charges of $21 million related to property, plant and equipment held and used in NCR's hardware reporting unit, $16 million related to purchased intangibles and $146 million for goodwill assigned to the Hardware reporting unit. These charges were recorded in the line item asset impairment charges in our Consolidated Statement of Operations for the twelve months ended December 31, 2018.

We performed our annual impairment assessment of goodwill during the fourth quarter of 2018, which did not indicate an impairment existed for the Software or Services segments.

Valuation of Long-lived Assets and Amortizable Other Intangible Assets We perform impairment tests for our long-lived assets if an event or circumstance indicates that the carrying amount of our long-lived assets may not be recoverable. In response to changes in industry and market conditions, we may also strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses. Such activities could result in impairment of our long-lived assets or other intangible assets. We also are subject to the possibility of impairment of long-lived assets arising in the ordinary course of business. We consider the likelihood of impairment if certain events occur indicating that the carrying value of the long-lived assets may be impaired and we may recognize impairment if the carrying amount of a long-lived asset or intangible asset is not recoverable from its undiscounted cash flows. Impairment is measured as the difference between the carrying amount and the fair value of the asset. We use both the income approach and market approach to estimate fair value. Our estimates of fair value are subject to a high degree of judgment since they include a long-term forecast of future operations. Accordingly, any value ultimately derived from our long-lived assets may differ from our estimate of fair value.

Pension, Postretirement and Postemployment Benefits We sponsor domestic and foreign defined benefit pension and postemployment plans as well as domestic postretirement plans. As a result, we have significant pension, postretirement and postemployment benefit costs, which are developed from actuarial valuations. Actuarial assumptions attempt to anticipate future events and are used in calculating the expense and liability relating to these plans. These factors include assumptions we make about interest rates, expected investment return on plan assets, rate of increase in healthcare costs, total and involuntary turnover rates, and rates of future compensation increases. In addition, our actuarial consultants advise us about subjective factors such as withdrawal rates and mortality rates to use in our valuations. We generally review and update these assumptions on an annual basis at the beginning of each fiscal year. We are required to consider current market conditions, including changes in interest rates, in making these assumptions. The actuarial assumptions that we use may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension, postretirement or postemployment benefits expense we have recorded or may record. Ongoing pension, postemployment and postretirement expense impacts all of our segments. Pension mark-to-market adjustments, settlements, curtailments and special termination benefits are excluded from our segment results as those items are not included in the evaluation of segment performance. See Note 13, "Segment Information and Concentrations," in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for a reconciliation of our segment results to income from operations.

The key assumptions used in developing our 2018 expense were discount rates of 3.2% for our U.S. pension plan and 3.1% for our postretirement plan, and an expected return on assets assumption of 3.1% for our U.S. pension plan in 2018. The U.S. plan represented 62% of the pension obligation and 100% of the postretirement medical plan obligation as of December 31, 2018. Holding all other assumptions constant, a 0.25% change in the discount rate used for the U.S. plan would have increased or decreased 2018 ongoing pension expense by approximately $3 million and would have had an immaterial impact on 2018 postretirement income. A 0.25% change in the expected rate of return on plan assets assumption for the U.S. pension plan would have increased or decreased 2018 ongoing pension expense by approximately $3 million. Our expected return on plan assets has historically been and will likely continue to be material to net income. For 2019, we intend to use discount rates of 3.8% and 3.7% in determining the 2019 U.S. pension and postretirement expense, respectively. We intend to use an expected rate of return on assets assumption of 3.6% for the U.S. pension plan.

Effective January 1, 2017, we changed the method used to estimate the service and interest components of net periodic benefit cost for our significant pension plans where yield curves are available. Previously, we estimated such cost components utilizing a single weighted-average discount rate derived from the yield curve used to measure the pension benefit obligation. The new methodology utilizes a full yield curve approach by applying the specific spot rates along the yield curve used in the determination of the pension benefit obligation to their underlying projected cash flows and provides a more precise measurement of service and interest costs by improving the correlation between projected cash flows and their corresponding spot rates. This change does not affect the measurement of our total benefit obligation and is applied prospectively as a change in estimate.

We recognize additional changes in the fair value of plan assets and net actuarial gains or losses of our pension plans upon remeasurement, which occurs at least annually in the fourth quarter of each year. The remaining components of pension expense, primarily net service cost, interest cost, and the expected return on plan assets, are recorded on a quarterly basis as ongoing pension expense. While it is required that we review our actuarial assumptions each year at the measurement date, we generally do not change them between measurement dates. We use a measurement date of December 31 for all of our plans. Changes in assumptions or asset values may have a significant effect on the annual measurement of expense or income in the fourth quarter.

The most significant assumption used in developing our 2019 postemployment plan expense is the assumed rate of involuntary turnover of 4.3%. The involuntary turnover rate is based on historical trends and projections of involuntary turnover in the future. A 0.25% change in the rate of involuntary turnover would have increased or decreased 2018 expense by approximately $2 million. The sensitivity of the assumptions described above is specific to each individual plan and not to our pension, postretirement and postemployment plans in the aggregate.

Environmental and Legal Contingencies Each quarter, we review the status of each claim and legal proceeding and assess our potential financial exposure. If the potential loss from any claim or legal proceeding would be material and is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss. To the extent that the amount of such a probable loss is estimable only by reference to a range of equally likely outcomes, and no amount within the range appears to be a better estimate than any other amount, we accrue the amount at the low end of the range. Because of uncertainties related to these matters, the use of estimates, assumptions and judgments, and external factors beyond our control, accruals are based on the best information available at the time. At environmental sites, or portions of environmental sites, where liability is determined to be probable but a remedy has not yet been determined, we accrue for the costs of investigations and studies for the affected areas but not for the costs of remediation. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. Such revisions in the estimates of the potential liabilities could have a material impact on our results of operations and financial position. When insurance carriers or third parties have agreed to pay any amounts related to costs, and we believe that it is probable that we can collect such amounts, those amounts are reflected as receivables in our Consolidated Balance Sheet.

The most significant legal contingencies impacting our Company are the Fox River and Kalamazoo River matters, which are further described in detail in Note 10, "Commitments and Contingencies" in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report. NCR has been identified as a potentially responsible party (PRP) at both sites.

As described below and in Note 10, "Commitments and Contingencies" in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report, while substantial progress has been made in the Fox River clean-up including a consent decree that establishes the general parameters of NCR’s liability therefor (the consent decree remained subject to appeal as of December 31, 2018), and while significant litigation activities have taken place with respect to the Kalamazoo River, the extent of our potential liabilities continues to be subject to significant uncertainties described below.

Our net reserves for, respectively, the Fox River matter and the Kalamazoo matter, as of December 31, 2018 were approximately $17 million and $47 million, as further discussed in Note 10, "Commitments and Contingencies" in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report. The Company regularly re-evaluates the assumptions used in determining the appropriate reserve for the Fox River and Kalamazoo matters as additional information becomes available and, when warranted, makes appropriate adjustments.

Income Taxes We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities are determined based on the enacted tax rates expected to apply in the periods in which the deferred tax assets or liabilities are anticipated to be settled or realized.

We regularly review our deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on our expected results and assumptions as to the jurisdiction in which the income will be earned. The expected timing of the reversals of existing temporary differences is based on current tax law and our tax methods of accounting. As a result of this determination, we had valuation allowances of $485 million as of December 31, 2018 and $415 million as of December 31, 2017, related to certain deferred income tax assets, primarily tax loss carryforwards, in jurisdictions where there is uncertainty as to the ultimate realization of a benefit from those tax assets.
If we are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, or if the tax laws change unfavorably, then we could be required to increase our valuation allowance against our deferred tax assets, resulting in an increase in our effective tax rate.

The Tax Cuts and Jobs Act of 2017 ("U.S. Tax Reform") was enacted in December 2017. The legislation significantly changed the U.S. tax law by, among other things, lowering U.S. corporate income tax rates, implementing a territorial tax system and imposing a one-time tax on deemed repatriated earnings of foreign subsidiaries. The legislation reduced the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018. The SEC staff issued guidance to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of U.S. Tax Reform and allows the registrant to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. The provisional impacts related to the one-time repatriation tax and remeasurement of deferred tax balances were recorded in our consolidated financial statements for the year ended December 31, 2017. We recorded additional impacts related to the remeasurement of deferred tax balances and the establishment of valuation allowances on foreign tax credits during the year ended December 31, 2018. As of December 31, 2018, we have completed our assessment of the impact of U.S. Tax Reform.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.
The provision for income taxes may change period-to-period based on non-recurring events, such as the settlement of income tax audits and changes in tax laws, as well as recurring factors including the geographic mix of income before taxes, state and local taxes and the effects of various global income tax strategies. We maintain certain strategic management and operational activities in overseas subsidiaries and our foreign earnings are taxed at rates that are generally lower than in the United States. As of December 31, 2018, we did not provide for U.S. federal income taxes or foreign withholding taxes on approximately $2.7 billion of undistributed earnings of our foreign subsidiaries as such earnings are expected to be reinvested indefinitely.
Refer to Note 7, "Income Taxes" in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for disclosures related to foreign and domestic pretax income, foreign and domestic income tax (benefit) expense and the effect foreign taxes have on our overall effective tax rate.

Stock-based Compensation We measure compensation cost for stock awards at fair value and recognize compensation expense over the service period for which awards are expected to vest. We utilize the Black-Scholes option pricing model to estimate the fair value of options at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected holding period. We estimate forfeitures for awards granted which are not expected to vest. The estimation of stock awards that will ultimately vest requires judgment, and to the extent that actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period in which estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards and historical experience. Actual results and future changes in estimates may differ from our current estimates.

We have performance-based awards that vest only if specific performance conditions are satisfied, typically at the end of a multi-year performance period, and the service requirement is fulfilled. The number of shares that will be earned can vary based on actual performance. No shares will vest if the objectives are not met, and in the event the objectives are exceeded, additional shares will vest up to a maximum amount. The cost of these awards is expensed over the service period based upon management’s estimates of achievement against the performance criteria. Because the actual number of shares to be awarded is not known until the end of the performance period, the actual compensation expense related to these awards could differ from our current expectations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

A discussion of recently issued accounting pronouncements is described in Note 1, “Basis of Presentation and Significant Accounting Policies” of the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report, and we incorporate by reference such discussion in this MD&A.